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Gen Announces Leadership Transition for its Board of Directors
TEMPE, Ariz. & PRAGUE – July 22, 2025 – Gen Digital Inc. (NASDAQ: GEN), a global leader dedicated to powering Digital Freedom, today announced that Frank Dangeard is stepping down as Chairman of the Board of Directors due to personal health reasons. Gen’s Board of Directors has elected Vincent Pilette, Gen’s Chief Executive Officer since 2019, to the additional role of Board Chair. Additionally, current board member, Sue Barsamian, has been appointed Lead Independent Director. Both roles are effective immediately.
“On behalf of the entire company and Board, I want to express my deepest gratitude to Frank. I’ll always be grateful for his supportive leadership and dedication to our mission, our team, and to me personally,” said Vincent Pilette, CEO of Gen. “As we established Gen, Frank’s counsel was pivotal in shaping our strategy, reinforcing strong governance, and inspiring us to lead with both ambition and integrity. While we fully respect his decision to step back, his impact will be felt for years to come. We wish him strength as he focuses on his health and family.”
During his tenure as Chair, Frank Dangeard has guided Gen through a rapid transformation—from its roots in Cyber Safety to its expansion into Trust Based Solutions like Financial Wellness. Dangeard shared his thoughts on his decision, stating, “While my health requires me to step aside at this time, I am more confident than ever in Gen. The company has an exceptionally talented team, and Vincent and his leadership team have positioned the Company for a bright future. The Board’s unanimous election of Vincent to take on this additional role will provide sharper focus as Gen accelerates its momentum and enters its next chapter of value creation. I am incredibly proud of what we have created and achieved together and remain a steadfast advocate of Gen.”
Sue Barsamian said, “As Lead Independent Director, I will continue to bring independent perspectives and robust governance oversight. Gen has established a leading position in Consumer Cyber Safety, transformed the category into an AI-power Identity-led platform approach, and built an impressive track record of operational excellence. I look forward to continuing my partnership with Vincent and the Board as the Company embarks on its next phase of transformation.”

Gen is a company committed to empowering people everywhere to thrive in a rapidly evolving digital landscape.
About Gen
Gen (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom through its trusted consumer brands including Norton, Avast, LifeLock, MoneyLion and more. The Gen family of consumer brands is rooted in providing financial empowerment and cyber safety for the first digital generations. Today, Gen empowers people to live their digital lives safely, privately and confidently for generations to come. Gen brings award-winning products and services in cybersecurity, online privacy, identity protection and financial wellness to nearly 500 million users in more than 150 countries. Learn more at GenDigital.com.
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